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EXHIBIT 99.1    Press Release dated October 17, 2006

FOR IMMEDIATE RELEASE                            FOR MORE INFORMATION:
October 17, 2006                                 Steve Marcum
 Chief Financial Officer                        (270) 393-0700

         Citizens First Corporation Announces Third Quarter 2006 Results


BOWLING GREEN, KY - Citizens First Corporation (OTC Bulletin Board: CZFC) (the "Company") today reported net income of $1.605 million for the nine months ended September 30, 2006, an increase of $118,000, or 7.9%, compared to $1.487 million reported for the nine months ended September 30, 2005. Basic and diluted net income per share was $1.29 and $1.05 respectively for the current nine months, compared to $1.17 and $0.98 for the nine months ended September 30, 2005. The Company's net income for the third quarter of 2006 was $578,000, or $0.47 and $0.38 per basic and diluted common share, respectively, compared to net income of $532,000 or $0.43 and $0.35 per basic and diluted common share, respectively, for the third quarter of 2005.

Net interest income for the quarter ended September 30, 2006 increased $197,000, or 9.9%, compared to the previous year. Net interest income for the nine month period ended September 30, 2006 increased $833,000, or 14.8%, compared to the previous year. The Company's net interest margin improved to 4.72% for 2006 year-to-date compared to 4.56% for 2005 year-to-date. "Our net interest margin has remained strong due to the yield of our loan portfolio," stated Mary D. Cohron, President and CEO.

Non-interest income increased $98,000 or 24.0% and $105,000 or 9.5% in the quarterly and year to date comparisons, respectively. The increase in non-interest income was led by the gain on the sale of fixed assets and lease income on the corporate headquarters purchased during 2005. Non-interest expense increased $305,000 or 20.2% and $908,000 or 21.2% for the current quarter and nine months respectively, compared to the same periods a year earlier. The increase of salary and benefit costs account for the primary increase in non-interest expenses as employment has grown to 71 full time equivalent employees. Occupancy and equipment expenses also increased as the Company relocated its main office and opened an additional retail location at its corporate headquarters in March of 2006.

A provision for loan losses of $60,000 has been made for the quarter and year-to-date as of September 30, 2006 compared to $95,000 and $215,000, respectively in the previous quarter and year-to-date of 2005. "Our reduction in the provision expense is attributed to continued improvement in the credit quality of the Company's loan portfolio, including a decline in classified loans and our emphasis on collection efforts," Cohron said. Non-performing assets totaled $631,000 at September 30, 2006 compared to $799,000 at September 30, 2005, a decrease of $168,000. Non-performing assets to total loans ratio was 0.39% and 0.50% at September 30, 2006 and September 30, 2005, respectively.

Total assets at September 30, 2006 were $199.2 million, up $3.7 million, or 1.9%, from $195.5 million at December 31, 2005. "Our asset growth was slower in the third quarter as we focused on maintaining our margin. Our goal is to attract core deposits while reducing higher cost borrowings," Cohron said. Loans increased $4.0 million or 2.5%, from $157.6 million at December 31, 2005 to $161.6 million at September 30, 2006. Deposits at September 30, 2006 were $161.6 million, an increase of $5.2 million, or 3.3%, compared to $156.4 million at December 31, 2005.
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Stockholders' equity of $21.5 million equaled 10.79% of total assets as of
September 30, 2006. The Company's annualized return on average equity was 10.35% for the nine months ending September 30, 2006 compared to an annualized return of 10.33% for the nine months ending September 30, 2005.

As previously disclosed, the Company announced on June 1, 2006 that it had reached an agreement to acquire Kentucky Banking Centers, Inc. ("KBC"), located in Hart and Barren Counties in Kentucky. The results presented by the Company will not include the results of KBC until after the transaction closes, which is expected to be in the fourth quarter of 2006.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999. The Company currently has five offices located in Warren and Simpson Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company overall loan demand increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of the Company's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

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Consolidated Financial Highlights (Unaudited)
In Thousands except per share data

                                                                  Three Months Ended     Nine Months Ended
                                                                     September 30            September 30
                                                                2006       2005          2006          2005
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
Interest income                                              $3,600       $2,895       $10,312       $7,965
Interest expense                                              1,403          895         3,835        2,321
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
   Net interest income                                        2,197        2,000         6,477        5,644
Provision for loan losses                                        60           95            60          215
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
   Net interest income after provision for loan               2,137        1,905         6,417        5,429
       losses
Non-interest income                                             506          408         1,207        1,102
Non-interest expenses                                         1,812        1,507         5,185        4,277
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
   Income before income taxes                                   831          806         2,439        2,254
Provision for income taxes                                      253          274           834          767
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
Net income                                                      578          532         1,605        1,487
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
Preferred dividends                                             131          131           389          389
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
Net income available for common shareholders                  $447          $401        $1,216       $1,098
------------------------------------------------------- -- ========= == ========= == ========== == =========
Basic earnings per common share                               $0.47        $0.43         $1.29        $1.17
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------
Diluted earnings per common share                             $0.38        $0.35         $1.05        $0.98
------------------------------------------------------- -- --------- -- --------- -- ---------- -- ---------


                                                  September 30   December 31
                                                      2006           2005
                                                   ---------    ------------
Cash and cash equivalents .....................   $  11,943    $  15,743

Available for sale securities .................      13,568       12,058

Loans held for sale ...........................         958          621

Loans .........................................     161,587      157,569

Allowance for loan losses .....................      (1,931)      (1,957)

Goodwill ......................................       1,327        1,265

Other assets ..................................      11,735       10,203
                                                  ---------    ----------

   Total assets ...............................   $ 199,187    $ 195,502
                                                  =========    =========

Deposits ......................................   $ 161,625    $ 156,377

Securities sold under repurchase agreements ...       4,489        2,920

FHLB advances .................................      10,317       14,500

Other borrowings ..............................         250         --


Other liabilities .............................       1,020        1,747
                                                    -------      -------
   Total liabilities ..........................     177,701      175,544

Preferred stock ...............................       7,659        7,659

Common stock ..................................      11,936       10,729

Retained earnings .............................       2,222        1,920

Accumulated comprehensive income (loss) .......        (331)        (350)
                                                   --------      --------
   Total shareholders' equity .................      21,486       19,958
                                                  ---------    ---------
     Total liabilities and shareholders' equity   $ 199,187    $ 195,502
                                                  =========    =========
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